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                                                                     Exhibit 2.4




                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            LIGGETT BROADCAST, INC.,

                               RAINBOW RADIO, LLC,

                                NEW TOWER, INC.,

                                LLJ REALTY, LLC,

                             ROBERT G. LIGGETT, JR.,

                       CITADEL COMMUNICATIONS CORPORATION,

                          CITADEL BROADCASTING COMPANY

                                       AND

                              CITADEL LICENSE, INC.





                                DECEMBER 3, 1999


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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement"), made as of the 3rd day of December, 1999, by and among (i) LIGGETT BROADCAST, INC., a Michigan corporation ("LBI"); (ii) RAINBOW RADIO, LLC, a Michigan limited liability company ("Rainbow"); (iii) NEW TOWER, INC., a Michigan corporation ("New Tower"); (iv) LLJ REALTY, LLC, a Michigan limited liability company ("LLJ"); (v) ROBERT G. LIGGETT, JR. ("Stockholder"); (vi) CITADEL COMMUNICATIONS CORPORATION, a Nevada corporation ("CCC"); (vii) CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel"); and (viii) CITADEL LICENSE, INC., a Nevada corporation ("CLI").

                                    RECITALS:

         A. LBI is the licensee of and owns and operates radio stations (a) WMMQ(FM), WJIM(FM), WFMK(FM), WITL(FM), WVFN(AM) and WJIM(AM), each serving the Lansing, Michigan market, and (b) WHNN(FM) and WTCF(FM), each serving the Saginaw, Michigan market, and Rainbow is the licensee of and owns and operates radio station WFBE(FM), serving the Flint, Michigan market (collectively, the "Stations"). New Tower owns and/or leases various parcels of real property used in the operation of the Stations. LLJ owns the real property on which the New Saginaw Facility (as herein defined) is located. As used in this Agreement, "Seller" means, collectively, LBI, Rainbow, New Tower and LLJ, or any of them.

         B. Stockholder (together with trusts for the benefit of his immediate family members) owns all of the issued and outstanding shares of capital stock of LBI. Stockholder owns all of the issued and outstanding shares of capital stock of New Tower. LBI owns 82% of the equity interests in Rainbow. Stockholder owns 60% (when Stockholder's interest is aggregated with those of his immediate family members or trusts for the benefit of his immediate family members) of the equity interests in LLJ.

         C. Citadel is a wholly owned subsidiary of CCC.

         D. Sellers desire to sell to Citadel and CLI, and Citadel and CLI desire to purchase from Sellers, substantially all of the assets of the Stations, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Receivable" has the meaning specified in Section 9.3.




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         "Accounts Receivable List" has the meaning specified in Section 9.3.

         "Acquisition Expenses" has the meaning specified in Section 10.17.

         "Act" means the Communications Act of 1934, as amended.

         "Affiliate" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "Asset Schedule " has the meaning specified in Section 2.1(a).

         "Assigned Contracts" has the meaning specified in Section 2.1(d).

         "Assumed Obligations" has the meaning specified in Section 2.3.

         "Business" means the business in which Sellers are now engaged.

         "CCC Documents" means, collectively, (a) the annual report of CCC on Form 10-K for the year ended December 31, 1998, (b) the quarterly report of CCC on Form 10-Q for the quarter ended March 31, 1999, (c) the quarterly report of CCC on Form 10-Q for the quarter ended June 30, 1999, (d) the quarterly report of CCC on Form 10-Q for the quarter ended September 30, 1999, (e) the current report of CCC on Form 8-K filed on July 7, 1999 and (f) the current report of CCC on Form 8-K filed on September 14, 1999 (as amended on December 3, 1999), each without exhibits.

         "CCC Stock" means common stock, par value $0.001 per share, of CCC.

         "Citadel Collection Period" has the meaning specified in Section 9.3.

         "Citadel Transaction Documents" has the meaning specified in Section 12.1.

         "Citadel's Disclosure Schedule" has the meaning specified in Section
5.3.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 11.1.

         "Closing Date" has the meaning specified in Section 11.1.



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         "Closing Date Average Price" means the average of the 4:00 p.m. (New
York time) closing sales price per share of CCC Stock, as reported in The Wall Street Journal (Northeast edition) or any other authoritative source, for the 20 Trading Days immediately prior to the Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" has the meaning specified in Section 10.7.

         "Contracts" has the meaning specified in Section 4.9.

         "Damages" has the meaning specified in Section 14.1.

         "Definitive WTRX Agreements" has the meaning specified in Section
10.17.

         "DOJ" means the U.S. Department of Justice.

         "Draw Condition" has the meaning specified in Section 15.2(a).

         "Environmental Claims" means and includes, without limitation: (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; (f) fines, penalties or Liens against property; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities; and (h) with regard to any present or former employees, exposure to or injury from Environmental Conditions.

         "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by Sellers. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by Sellers.

         "Environmental Laws" has the meaning specified in the definition of Hazardous Materials.

         "Environmental Noncompliance" means, but is not limited to: (a) the release or threatened release as a result of the activities of Sellers of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; (b) any facility operations, procedures, designs,




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etc. which do not conform to the statutory or regulatory requirements of the
CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment; and (c) any condition noted in any environmental site assessments, studies, tests or reports performed or commissioned for the Real Property or Leaseholds which is concluded therein to create or cause to exist a recognized environmental condition (or words of similar import) or to pose an environmental risk.

         "Environmental Reports" has the meaning specified in Section 6.14.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" has the meaning specified in Section 2.2.

         "FCC" means the Federal Communications Commission.

         "FCC Application" has the meaning specified in Section 10.1.

         "FCC Approval" has the meaning specified in Section 10.1.

         "FCC Licenses" means the main station license for the Stations, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by Sellers in connection with, or pertaining to, the conduct of the business and operation of the Stations, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by Sellers for such consents, rights, licenses, permits and other authorizations.

         "Final Order" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "Governmental Authority" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.



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         "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "Environmental Laws"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Filing" has the meaning specified in Section 10.6.

         "Indebtedness for Borrowed Money" means (a) all indebtedness of Sellers in respect of money borrowed (including, without limitation, indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of Sellers evidenced by a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by Sellers or for which Sellers are contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse, and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of Sellers under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of Sellers under GAAP.

         "Indemnitee" has the meaning specified in Section 14.3.

         "Indemnitor" has the meaning specified in Section 14.3.

         "Intellectual Property" has the meaning specified in Section 2.1(e).

         "Lansing Property" means the approximately 20-acre parcel of real property of New Tower located at 3202 Pine Tree Road, Lansing, Michigan.

         "Lansing Property Subdivision" has the meaning specified in Section 10.16.

         "Leaseholds " has the meaning specified in Section 4.8.

         "Letter of Credit" has the meaning specified in Section 3.2.




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         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "New Saginaw Facility" has the meaning specified in Section 10.14.

         "Obligations" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) accrued taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which Sellers assure a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by Sellers, (e) obligations under capitalized leases in respect of which obligations Sellers are liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of Sellers, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred by Sellers of any nature, whether or not currently payable, and (l) other liabilities or obligations of Sellers, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "Permits" has the meaning specified in Section 4.17(b).

         "Permitted Exceptions" means those certain title exceptions which do not affect the Real Property in any material respect and which are acceptable to Citadel in its reasonable discretion, including without limitation (i) the Lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided; (ii) local, state and federal laws, ordinances or governmental regulations, including without limitation building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property; and (iii) those items appearing of record or shown on a survey, provided to Citadel pursuant to
Section 6.15, and, in either case, not objected to by Citadel prior to the Closing. The inclusion of clause (ii) above in this definition shall have no effect on Sellers' and Stockholder's representations and warranties regarding compliance with applicable laws, ordinances, rules and regulations.

         "Person" means an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "Personal Property" has the meaning specified in Section 2.1(a).

         "Proposed Acquisition" has the meaning specified in Section 10.17.

         "Purchased Assets" has the meaning specified in Section 2.1.

         "Purchase Price" has the meaning specified in Section 3.1.



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         "Real Property" has the meaning specified in Section 2.1(b).

         "Real Property Leases" has the meaning specified in Section 2.1(c).

         "Recipient" has the meaning specified in Section 10.7.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" has the meaning specified in the recitals to this Agreement.

         "Sellers Transaction Documents" has the meaning specified in Section 13.1.

         "Sellers' Disclosure Schedule" has the meaning specified in Section
4.3.

         "Signing Date Price" means $50.375, which is the 4:00 p.m. (New York time) closing sales price per share of CCC Stock on the Trading Day immediately prior to the date of this Agreement, as reported in The Wall Street Journal (Northeast edition) or any other authoritative source.

         "Stations" has the meaning specified in the recitals to this Agreement.

         "Supplemental Financial Statements" has the meaning specified in
Section 6.10

         "Taxes" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "Threshold" has the meaning specified in Section 14.5(a).

         "Trade Agreements" has the meaning specified in Section 6.9.

         "Trade Imbalance" has the meaning specified in Section 6.9.

         "Trade Liabilities" has the meaning specified in Section 6.9.

         "Trade Receivables" has the meaning specified in Section 6.9.

         "Trade Schedule" has the meaning specified in Section 6.9.

         "Trading Day" means a day on which one or more shares of CCC Stock is traded on the Nasdaq National Market.




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         "WTRX" has the meaning specified in Section 10.17.

         "WTRX TBA" has the meaning specified in Section 10.17.

         "WTRX Owner" has the meaning specified in Section 10.17.


                                    SECTION 2

                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, Sellers agree to sell, assign and convey to Citadel (and, with respect to clause (f) below, CLI), and Citadel (and, with respect to clause (f) below,
CLI) agrees to purchase, acquire and accept from Sellers, all of the Purchased Assets. The "Purchased Assets" consist of:

                  (a) All the tangible personal property, improvements and fixtures of every kind or nature used in the operation of the Stations in the ordinary course of business (the "Personal Property"), including, without limitation, the personal property described on Schedule 2.1 to this Agreement (the "Asset Schedule");

                  (b) All of the right, title and interest of Sellers or any of their Affiliates in and to any real property used in the operation of the Stations in the ordinary course of business which are described on the Asset Schedule (the "Real Property");

                  (c) The leasehold interests pursuant to the real property leases described on the Asset Schedule (the "Real Property Leases");

                  (d) All of the right, title and interest of Sellers or any of their Affiliates in and to those contracts, leases, licenses, memberships, agencies, permits and agreements, other than Real Property Leases, to which any Seller or any Affiliate thereof presently is a party or an assignee of a party which are described on the Asset Schedule (the "Assigned Contracts");

                  (e) The call letters of the Stations and all of the copyrights, trademarks, trade names and other similar rights, including applications and registrations therefor, used in connection with the past or present operation of the Stations in which any Seller or any Affiliate thereof has any right, title or interest, including, without limitation, those items listed on the Asset Schedule (collectively, the "Intellectual Property");

                  (f) The FCC Licenses, a complete list of which is included on the Asset Schedule;

                  (g) All books, records and accounts relating to the operation of the Stations, subject to the right of Sellers to make and retain photocopies thereof for Sellers' personal use and



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reference and to obtain access to such books, records and accounts in accordance with the provisions of Section 2.2(a); and

                  (h) All other assets owned by Sellers as of the date of this Agreement which are used or useful in connection with the operation of the Stations as of the date of this Agreement, real and personal, tangible and intangible.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that there shall be excluded from the assets transferred or assigned to Citadel and CLI the following (collectively, the "Excluded Assets"):

                  (a) Except to the extent included in Section 2.1(g), all of Sellers' corporate books and records and other documents relating to the internal corporate affairs of Sellers, and all other corporate records or files of Sellers not relating to the business or operation of the Stations;

                  (b) All cash, cash equivalents or similar type investments held by Sellers, such as certificates of deposit, treasury bills and other marketable securities on hand as of the Closing;

                  (c) All accounts receivable of Sellers existing as of Closing;

                  (d) Assets not used or useful in connection with the Stations;

                  (e) Any and all claims of Sellers with respect to transactions occurring or arising prior to the Closing Date, including, without limitation, claims for Tax refunds;

                  (f) The personal property identified on Schedule 2.2(f) as Excluded Assets; and

                  (g) The real property identified on Schedule 2.2(g) as Excluded Assets.

Notwithstanding the foregoing, any asset which is described above but which is actually listed on the Asset Schedule shall be a Purchased Asset and not an Excluded Asset.

         2.3 Obligations. Neither Citadel nor CLI shall assume, and they shall purchase the Purchased Assets free and clear of, any and all Obligations of Sellers, except that Citadel shall assume those Obligations of Sellers arising from and after the Closing Date (other than any liability or obligation for breach or default which occurred prior to the Closing Date) pursuant to each of
(a) the Real Property Leases, (b) the Assigned Contracts, (c) those items subject to proration pursuant to Section 10.2, (d) the Trade Liabilities and (e) those additional items expressly set forth on Schedule 2.3 to this Agreement, if any (collectively, the "Assumed Obligations").



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                                    SECTION 3

                        PURCHASE PRICE; LETTER OF CREDIT

         3.1 Purchase Price. The purchase price for the Purchased Assets shall be $120,500,000, subject to adjustment as provided in Sections 6.9, 10.2 and
10.17 (the "Purchase Price"). At the Closing, Citadel shall deliver to Sellers the Purchase Price (allocated amongst Sellers as provided in Section 3.3) as follows: (a) 200,000 shares of CCC Stock shall be issued to LBI and (b) cash shall be paid to Sellers, by wire transfer of immediately available funds, in an amount equal to the difference between (i) the Purchase Price and (ii) 200,000 multiplied by the Signing Date Price; provided, however, that if the Closing Date Average Price is less than 90% of the Signing Date Price, then no CCC Stock shall be issued to LBI and the entire Purchase Price shall be paid in cash.

         3.2 Letter of Credit. Simultaneously with the execution of this Agreement, Citadel shall deliver, or cause to be delivered, to LBI an irrevocable letter of credit in favor of LBI, issued by BankBoston, N.A., in the amount of $6,000,000, which shall be in the form attached as Exhibit A hereto (the "Letter of Credit"). The Letter of Credit shall provide that the issuing bank shall make payment on the Letter of Credit upon such bank's receipt of a joint certificate from the President of LBI and from the Chief Executive Officer of Citadel certifying that a Draw Condition has occurred. At the Closing, LBI shall return the original Letter of Credit to Citadel for cancellation.

         3.3 Allocation of the Purchase Price. The parties hereto shall report the transactions contemplated by this Agreement for federal and state tax purposes in a manner consistent with the allocation of the Purchase Price mutually agreed upon by Citadel, CLI and Sellers. Notwithstanding the foregoing, the parties hereto agree that (a) the Purchase Price shall be allocated amongst Sellers as follows: (i) $12,000,000 to Rainbow, (ii) $4,750,000 to New Tower,
(iii) $1,300,000 to LLJ and (iv) the remainder to LBI; and (b) only LBI shall receive CCC Stock if CCC Stock is to be issued as part of the Purchase Price.


                                    SECTION 4

            REPRESENTATIONS AND WARRANTIES OF SELLERS AND STOCKHOLDER

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce CCC, Citadel and CLI to enter into and consummate the transactions contemplated by this Agreement, Sellers and Stockholder jointly and severally make the following representations and warranties to CCC, Citadel and CLI, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         4.1 Organization and Qualification.

                  (a) LBI. LBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has full corporate power and authority (a) to



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own its assets and properties and to conduct the Business in which LBI is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. LBI has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. LBI's principal place of business is located in the State of Michigan. LBI does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person, except that LBI owns 82% of the equity interests in Rainbow. Stockholder owns 92.8% of the issued and outstanding shares of capital stock of LBI, and the remaining shares are owned by trusts for the benefit of Stockholder's immediate family members.

                  (b) Rainbow. Rainbow is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, and has full limited liability company power and authority (a) to own its assets and properties and to conduct the Business in which Rainbow is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. Rainbow has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. Rainbow's principal place of business is located in the State of Michigan. Rainbow does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. LBI owns 82% of the equity interests in Rainbow.

                  (c) New Tower. New Tower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has full corporate power and authority (a) to own its assets and properties and to conduct the Business in which New Tower is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. New Tower has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. New Tower's principal place of business is located in the State of Michigan. New Tower does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. Stockholder owns all of the issued and outstanding shares of capital stock of New Tower.

                  (d) LLJ. LLJ is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, and has full limited liability company power and authority (a) to own its assets and properties and to conduct the Business in which LLJ is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. LLJ has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. LLJ's principal place of business is located in the State of Michigan. LLJ does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. Stockholder owns 60% (when Stockholder's interest is aggregated with those of his immediate family members or trusts for the benefit of his immediate family members) of the equity interests in LLJ.

         4.2 Authority. The execution and delivery of this Agreement by each Seller, the performance by each Seller of its covenants and agreements hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary




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corporate or limited liability company (as applicable) action. This Agreement constitutes the valid and legally binding agreement of Sellers and Stockholder, enforceable against each of them in accordance with its terms.

         4.3 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by Sellers or Stockholder, nor the consummation of the transactions contemplated hereby by Sellers or Stockholder, (a) violates or will violate any provision of the organizational documents of any Seller; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (c) violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which any Seller or Stockholder is a party or by which any Seller, Stockholder or any of the assets of any Seller or Stockholder is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Schedule 4.0 to this Agreement ("Sellers' Disclosure Schedule"), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement by Sellers and Stockholder and the consummation of the transactions contemplated hereby by Sellers and Stockholder.

         4.4 Financial Statements. Sellers have delivered to Citadel financial statements with respect to the Stations as listed on Sellers' Disclosure Schedule. Each of such financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of Sellers (which, in turn, are accurate and complete in all material respects) and (iii) fairly presents in all material respects the financial condition and results of operations of Sellers in accordance with GAAP (subject in the case of unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein.

         4.5 Absence of Certain Changes. Since December 31, 1998, except as disclosed in Sellers' Disclosure Schedule, there has not been any (a) material adverse change in the condition of any of the Stations, financial or otherwise, or in the results of operations, assets, liabilities or business of any of the Stations; (b) damage or destruction, whether or not insured, affecting the business operations of the Stations; (c) labor dispute or threatened labor dispute involving any of the employees of the Stations; (d) actual or threatened dispute pertaining to the Stations with any material provider of software, hardware or services; (e) material change in the customary methods of operations of the Stations; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of the Stations, sale or transfer of any tangible or intangible asset used or useful in the operation of the Stations, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to the Stations entered into or modification, amendment or cancellation of any of its existing leases relating to the Stations, or cancellation of any debt or claim; or (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices.

         4.6 Taxes. Except as disclosed in Sellers' Disclosure Schedule, Sellers have filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by them with respect to the Stations and have paid all Taxes (including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by any of them in connection with such returns, reports or declarations. All such returns, reports and declarations filed by or on behalf of Sellers are true, complete and correct in all material respects. No deficiency in payment of any Taxes for any period has been asserted against Sellers by any taxing authority which remains unsettled as of the date hereof, no written inquiries have been received by Sellers from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes. Since December 31, 1998, Sellers have not incurred any liability for Taxes which materially affect the operation of the Stations other than in the ordinary course of business. All Taxes attributable to the Stations or their income, operations or properties accruing up to and including the Closing have been or will be paid when due regardless of whether such Taxes are due and payable as of the Closing.

         4.7 Asset Schedule. The Asset Schedule includes complete and accurate
(a) listings of all Real Property; (b) listings of all Personal Property; (c) listings of all Real Property Leases and Assigned Contracts, none of which requires any consent of third parties in connection with the transactions contemplated hereby, except otherwise as indicated in Sellers' Disclosure Schedule; (d) listings of all of the Intellectual Property; and (e) listings of all of the FCC Licenses, all of the foregoing of which will, as of the Closing, be owned and held by Sellers as reflected in the Asset Schedule.

         4.8 Title to and Condition of Property.

                  (a) Title. Subject to the Permitted Exceptions, Sellers will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the real, personal and tangible property and improvements included in the Purchased Assets. Except as set forth on Sellers' Disclosure Schedule, the Purchased Assets are now free and clear of all Liens. Subject to the Permitted Exceptions, the Purchased Assets will, as of the Closing, be free and clear of all Liens.

                  (b) Condition. The Personal Property is structurally sound, in good operating condition, ordinary wear and tear excepted, adequate and suitable for the operation of the Stations as they are currently being operated, and in proper condition and repair so that the Stations can operate according to their FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

                  (c) Insurance. The Personal Property included among the Purchased Assets is and will be insured through the Closing Date in amounts adequate to replace or repair any casualty or other insurable loss to any of such property.

                  (d) Sufficiency of Assets. The Purchased Assets include all of the assets, of a sufficient nature, condition and quantity, necessary to permit Citadel and CLI to operate the Stations immediately upon the Closing in the ordinary course of business and consistent with the past practices of Sellers. Sellers have not, since December 31, 1998, removed any material item of Personal Property from the Stations other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated hereby. None of the Excluded Assets identified on Schedule 2.2(f), individually or in the aggregate, is material to the operation of any of the Stations.

                  (e) Real Property Leases.

                           (i) The Asset Schedule contains accurate descriptions
of the Real Property Leases and the location of the real estate leased thereunder (the "Leaseholds") and the type of facility located on the Leaseholds. Sellers will as of the Closing have a valid leasehold interest in each of the Leaseholds.

                           (ii) None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby, except for any consent listed on Sellers' Disclosure Schedule required of the landlords under the Real Property Leases. Sellers' right, title and interest in and to the Leaseholds will at the Closing be held by Sellers free and clear of all Liens.

                           (iii) The use for which the Leaseholds are zoned
permits the use thereof for the business of the Stations consistent with past practices. The use and occupancy of the Leaseholds by Sellers are permitted under the Real Property Leases and are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to Sellers and the Business, and Sellers have not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no facts relating to Sellers, and to
the best of the knowledge of Sellers and Stockholder, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel and/or any assignee of Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v) There is not under any Real Property Lease any
material default by Sellers or any condition that with notice or the passage of time or both would constitute such a default, and Sellers have not received any notice asserting the existence of any such default or condition.

                           (vi) Each Real Property Lease is valid and binding
and in full force and effect as to Sellers and, to the best of the knowledge of Sellers and Stockholder, as to each other party thereto, and, except as disclosed on the Asset Schedule, has not been amended or otherwise modified.

                           (vii) The Leaseholds constitute all of the real
property in which any Seller has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used in the operation of the Stations.

                  (f) Real Property.

                           (i) The Asset Schedule contains an accurate
description of the location of each parcel of the Real Property and the type of facility located on each such parcel. Sellers will as of the Closing have good and marketable title to the Real Property, in fee simple, subject only to the Permitted Exceptions.

                           (ii) None of the Real Property is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. Sellers' right, title and interest in and to the Real Property will at the Closing be held by Sellers free and clear of all Liens except the Permitted Exceptions.

                           (iii) The use for which the Real Property is zoned
permits the use thereof for the Business consistent with past practices. The use and occupancy of the Real Property by Sellers are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to Sellers and the Business, and Sellers have not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no condemnation proceedings or eminent
domain proceedings of any kind pending or, to the best of the knowledge of Sellers and Stockholder, threatened against the Real Property.

                           (v) All of the Real Property is occupied under a
valid and current certificate of occupancy or similar permit. There are no facts that would prevent the Real Property from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (vi) The Real Property constitutes all of the real
property which is owned by any Seller and which is or will prior to Closing be used in the operation of the Stations.

         4.9 Contractual and Other Obligations. Set forth in the Asset Schedule is a listing of all (a) Real Property Leases; (b) contracts, agreements, licenses, leases, arrangements and other documents used solely in connection with the present operation of the Stations to which any Seller is a party or by which any Seller or any of the assets of any Seller are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (c) uncompleted orders for the purchase by any Seller of materials, supplies, equipment and services for the requirements of the Stations existing as of the date hereof and with respect to which the remaining obligation of any Seller is in excess of $2,500; and (d) contingent contractual obligations and liabilities of any Seller known to Sellers existing as of the date hereof (all of the foregoing, collectively, the "Contracts"). Each of the Contracts is designated in the Asset Schedule either as an Assigned Contract, or as a Contract that will not be assigned to Citadel. Neither Sellers nor, to the best of the knowledge of Sellers and Stockholder, any other Person is in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. No Seller is a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all of the Assigned Contracts have been provided to Citadel.

         4.10 Compensation. Set forth in Sellers' Disclosure Schedule is a list of (a) all agreements between Sellers and their employees or other Persons providing services for compensation with regard to the Stations, whether individually or collectively, and (b) all employees of Sellers or other Persons providing services for Sellers with respect to the Stations entitled to receive annual compensation in excess of $5,000 and their respective positions, job categories and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. Sellers have not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in any Seller or the Business. Except as disclosed in Sellers' Disclosure Schedule, all current employees of Sellers are "at will" employees and may be terminated by Sellers at any time, without liability or obligation, except the payment of normal compensation accrued up to the time of termination of employment.

         4.11 Employee Benefit Plans.

                  (a) Sellers do not maintain or sponsor, and is not required to make contributions to or to pay benefits from, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working, or who formerly worked, at any Station, except as set forth in Sellers' Disclosure Schedule. None of the plans, funds, policies, programs, arrangements or understandings of any Seller is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Sellers' Disclosure Schedule fully discloses all of the plans, funds, policies, programs, arrangements or understandings, whether oral or written, sponsored or maintained by any Seller pursuant to which any employee or former employee of any Station (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay;
(9) any type of benefit offered under any arrangement subject to characterization as an "employee benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true with respect to each Station: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by Sellers; (B) all applicable requirements of law have been observed with respect to the establishment, operation and, if applicable, the termination thereof, and all applicable reporting and disclosure requirements have been timely satisfied; (C) no claim or demand has been made by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration; (D) any such plan represented by Sellers to be a "qualified" retirement plan satisfies, in both form and operation, the applicable requirements of Section 401(a) of the Code; and (E) any such plan may be terminated at any time without material liability resulting from such action. LBI will continue to maintain its 401(k) plan after the Closing. LBI's 401(k) plan is "qualified" under the Code, and LBI has received a favorable determination letter from the Internal Revenue Service with respect to such plan.

                  (b) Sellers have no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. Sellers have complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         4.12 Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, Sellers, or the terms and conditions of employment, wages (including overtime compensation) and hours. The Stations are not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best of the knowledge of Sellers and Stockholder, threatened against the Stations before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending against or, to the best of the knowledge of Sellers and Stockholder, threatened against or involving the Stations. No issue with respect to union representation is pending or, to the best of the knowledge of Sellers and Stockholder, threatened with respect to the employees of the Stations.

         4.13 Increases in Compensation or Benefits. Subsequent to December 31, 1998, there have been no increases in the compensation payable or to become payable to any of the employees of Sellers who work solely at the Stations, nor have Sellers paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) reasonable and customary increases made by Sellers in the ordinary course of business, (b) pursuant to currently existing plans or arrangements set forth in Sellers' Disclosure Schedule or (c) as was required from time to time by governmental legislation affecting wages. The vacation policy of Sellers is set forth in Sellers' Disclosure Schedule. No employee of any Seller who works solely at the Stations is entitled to vacation time in excess of three weeks during the current calendar year and no such employee has any accrued vacation time with respect to any period prior to the current calendar year, except as set forth in Sellers' Disclosure Schedule.

         4.14 Insurance. Sellers maintain insurance policies covering all of their properties and assets and the various occurrences which may arise in connection with the operation of the Stations, each of which policies is summarized in Sellers' Disclosure Schedule. Such policies are in full force and effect and all installments of premiums due thereon have been paid in full. Sellers have complied with the provisions of such policies. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. There has been no casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and Sellers are not aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against any Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible.

         4.15 Litigation; Disputes. Except as set forth in Sellers' Disclosure Schedule, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of Sellers and Stockholder, threatened against or affecting any Seller or the Stations, and, to the best of the knowledge of Sellers and Stockholder, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Sellers have no knowledge of any default under any such action, suit or proceeding. Sellers are not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the operation of the Stations.

         4.16 Environmental.

                  (a) Prior to the execution of this Agreement, Sellers have provided to Citadel a true and correct copy of all environmental site assessments, studies, tests, reports and communications relating to the Real Property and Leaseholds which are known to Sellers and are in the possession of Sellers or any Affiliate of Sellers.

                  (b) Except as disclosed on Sellers' Disclosure Schedule or in the Environmental Reports, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute Environmental Noncompliance on any of the Real Property or Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Real Property or Leaseholds any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) Except as disclosed on Sellers' Disclosure Schedule, no structure, improvements, equipment, fixtures, activities or facilities located on any of the Real Property or Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) Except as specifically described on Sellers' Disclosure Schedule or in the Environmental Reports, there have been no releases or threatened releases of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions arising solely from the activities of Sellers, or to the best of the knowledge of Sellers and Stockholder arising from any other activities, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance relating to any of the Real Property or Leaseholds.

                  (e) Except as disclosed on Sellers' Disclosure Schedule or in the Environmental Reports, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials at any of the Real Property or Leaseholds and there are no abandoned underground storage tanks at any of the Real Property or Leaseholds.

                  (f) No Seller is subject to any Environmental Claims, no Environmental Claims have been threatened, nor, to the best of the knowledge of Sellers and Stockholder, is there any basis for any such Environmental Claims.

         4.17 Permits; Compliance with Applicable Law.

                  (a) General. No Seller is in default under any, and each has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the assets and properties of Sellers as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, assets or properties of Sellers or the Business. Sellers have no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Sellers have not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in the Asset Schedule are complete and accurate lists of all FCC Licenses applicable to the Stations, and all other permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authorities (collectively, the "Permits"), held by Sellers and applicable to the Stations. The Stations are operating in accordance with the Act and the FCC Licenses and are in compliance with the Act and the rules, regulations and policies of the FCC. The Permits are all of the permits, licenses, approvals, franchises, notices and authorizations required for the conduct of the Business. All of the Permits are in full force and effect, and Sellers have not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by Sellers under any such Permit. There is no default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. Except for the FCC Approval and as set forth in Sellers' Disclosure Schedule, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits, or require the consent of any Person. Except as set forth in Sellers' Disclosure Schedule, Sellers are not required to be licensed by, and is not subject to the regulation of, any Governmental Authority by reason of the Business.

         4.18 Intellectual Property. The use of the Intellectual Property in connection with the operation of the Stations and in a manner consistent with past practices does not infringe upon the proprietary rights of any other Person. Citadel and CLI will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by Sellers in the operation of the Stations following the Closing in the manner now operated, to the best knowledge of Sellers and Stockholder, without infringement or unlawful or improper use of any of the Intellectual Property. No current or former stockholder, director, officer or employee of any Seller has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. Sellers have no knowledge of any infringement by any Person upon the rights of Sellers with respect to the Intellectual Property.

Sellers have not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         4.19 Books and Records. The books of account of Sellers fairly and accurately reflect its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records, to the extent included within the Purchased Assets, will be located on the date of the Closing on the business premises of the Stations.

         4.20 Related Party Obligations. Except as set forth on Sellers' Disclosure Schedule, no officer, director, shareholder or Affiliate of any Seller, or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with any Seller, or has any material interest in any material property used by any Seller, which is material to the operation of the Stations.

         4.21 Year 2000 Compliance. All hardware and software constituting part of the Purchased Assets shall be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations to the extent other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

         4.22 Disclosure. To the best knowledge of Sellers and Stockholder, no representation or warranty made under this Section 4 and none of the information furnished by Sellers or Stockholder set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.


                                    SECTION 5

             REPRESENTATIONS AND WARRANTIES OF CCC, CITADEL AND CLI

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Sellers and Stockholder to enter into and consummate the transactions contemplated by this Agreement, CCC, Citadel and CLI jointly and severally make the following representations and warranties to Sellers and Stockholder, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         5.1 Organization and Qualification. Each of CCC, Citadel and CLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has full corporate power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and consummate the transactions contemplated hereby. Citadel is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, the State of Michigan. Each of CCC, Citadel and CLI has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business.

         5.2 Authority. The execution and delivery of this Agreement by CCC, Citadel and CLI, the performance by CCC, Citadel and CLI of their respective covenants and agreements hereunder and the consummation by CCC, Citadel and CLI of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding agreement of CCC, Citadel and CLI, enforceable against each of them in accordance with its terms.

         5.3 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by CCC, Citadel or CLI, nor the consummation of the transactions contemplated hereby by CCC, Citadel or CLI, (a) violates or will violate any provision of the Articles of Incorporation or Bylaws of CCC, Citadel or CLI; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or
(c) violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which CCC, Citadel or CLI is a party or by which CCC, Citadel, CLI or any of the assets of CCC, Citadel or CLI is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Schedule 5.0 ("Citadel's Disclosure Schedule"), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of CCC, Citadel or CLI in connection with the execution and delivery of this Agreement by CCC, Citadel and CLI and the consummation of the transactions contemplated hereby by CCC, Citadel and CLI.

         5.4 Issuance of CCC Stock. The issuance of the CCC Stock to LBI has been duly authorized by all necessary action on the part of CCC. The CCC Stock, when issued to LBI on the Closing Date, will be validly issued, fully paid and non-assessable. The CCC Stock, when issued to LBI, will be free and clear of all Liens and restrictions, other than Liens that might have been created or suffered solely by the holders thereof, and restrictions on transfer imposed by the Securities Act or applicable state securities laws or pursuant to this Agreement.

         5.5 Accuracy of the CCC Documents. CCC has provided LBI with copies of each of the CCC Documents. As of their respective dates and, except to the extent information contained therein has been revised or superseded by a later filed CCC Document filed prior to the date of this Agreement, as of the date hereof none of the CCC Documents contained or contains, and none of the filings to be made by CCC with the SEC under the Exchange Act between the date hereof and the Closing Date will contain, any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         5.6 Financial Statements. The financial statements of CCC and its subsidiaries contained in the CCC Documents present fairly in all material respects the consolidated financial position and results of operations of CCC and its subsidiaries as of their respective dates and for the respective periods then ended, in accordance with GAAP.

         5.7 FCC and HSR Act Qualifications. To the best of the knowledge of Citadel and CLI, Citadel, including CLI, is qualified as, and is not presently taking action or contemplating taking action which might disqualify it from being, under present law (including the Act) and present rules, regulations, policies and practices of the FCC, the DOJ or the Federal Trade Commission, the holder of the FCC Licenses or an owner of the Stations; provided, however, that the possibility exists that the DOJ might take action to challenge the transactions contemplated hereby as a result of Citadel's current ownership and operation of radio stations in the Saginaw, Michigan market, in which event, Citadel shall use its best efforts to resolve any DOJ issues as promptly as is reasonably practicable.


                                    SECTION 6

                        AFFIRMATIVE COVENANTS OF SELLERS

         From and after the date of this Agreement and until the Closing, Sellers jointly and severally covenant and agree with CCC, Citadel and CLI to:

         6.1 Compliance With Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         6.2 Payment of Obligations. Fully discharge all Obligations of Sellers, except the Assumed Obligations, on a timely basis.

         6.3 Access. Afford Citadel and its authorized representatives, upon reasonable notice to Sellers, reasonable access during normal business hours to the Stations and the Stations' employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents of Sellers pertinent to the Stations and WTRX; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Stations and WTRX.

         6.4 Preservation of Organization. Exercise all reasonable efforts to preserve the business organization of the Stations intact, and assist Citadel, as and when requested by Citadel, to preserve the present relationships of the Stations with employees, suppliers, advertisers and customers and others having business relationships with the Stations; provided, however, that nothing contained in this Agreement shall require Sellers to expend money in fulfillment of their obligations set forth in this Section 6.4 other than those expenditures that Sellers would have made in the ordinary course of the business of the Stations and consistent with past practices.

         6.5 Books and Records. Maintain the books and records of Sellers in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Stations as Citadel, its counsel, accountants or other authorized representatives may from time to time reasonably request.

         6.6 Employees. Pay as and when the same shall become due and payable any amounts owed by Sellers to their employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise.

         6.7 Compliance with FCC Matters. Comply with the FCC Licenses applicable to the Stations and with the provisions of the Act, the rules, regulations and policies of the FCC, and with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to Sellers or to the Stations.

         6.8 Taxes. File all federal, state and municipal tax returns, reports and declarations required to be filed by Sellers prior to the Closing, and satisfy all Taxes related thereto, and either pay in full on or before the Closing or effect a proration pursuant to Section 10.2 for all accrued taxes attributable to Sellers, or their income, operations or properties, accruing through the Closing, regardless of whether such Taxes otherwise would have been then due and payable.

         6.9 Trade-Outs. Citadel shall assume as of the Closing the Trade Agreements existing as of the Closing and that have not yet been performed. To the extent that the aggregate liability of the Stations as of the Closing for unperformed time under the Trade Agreements (the "Trade Liabilities") exceeds the value of the goods and services to be received by the Stations or Citadel after the Closing under the Trade Agreements (the "Trade Receivables") by more than $25,000, the Purchase Price payable at the Closing shall be reduced by the amount by which such excess exceeds $25,000 (the "Trade Imbalance"). Sellers shall deliver to Citadel at the Closing a schedule of Trade Liabilities and Trade Receivables existing as of the Closing (the "Trade Schedule"). Sellers shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after execution of this Agreement, and to prevent a Trade Imbalance. For purposes hereof, the term "Trade Agreements" means and includes those agreements entered into by any Seller for the sale of advertising time on the Stations for consideration other than cash. For purposes hereof, the value of Trade Receivables and the Trade Liabilities as of the Closing shall be the fair market value thereof, as previously agreed to by Sellers and the applicable vendor. Citadel shall assume Sellers' remaining obligations under such contracts.

         6.10 Supplemental Financial Statements. Sellers shall provide Citadel with copies of the monthly unaudited income statements and balance sheets applicable to the Stations prepared by Sellers in the ordinary course of business commencing with the month ending November 30, 1999 until Closing (collectively, the "Supplemental Financial Statements"). Sellers shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to Sellers. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 4.4.

         6.11 Consents. Exercise all reasonable efforts to obtain, prior to the Closing, the consent and approval (in a form reasonably acceptable to Citadel) of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Assigned Contracts set forth on Sellers' Disclosure Schedule and requiring such consent. If any such consent or approval is not obtained, Sellers will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Assigned Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement or to seek damages or other remedies from Sellers and Stockholder as a result of any failure by Sellers to obtain any such consent or approval set forth on Sellers' Disclosure Schedule, if alternative arrangements are not reasonably satisfactory to Citadel. Sellers and Stockholder shall also execute a consent, in a form provided by Citadel, allowing CCC, Citadel and CLI to collaterally assign all of their rights under this Agreement and any related documents to one or more of CCC's, Citadel's and CLI's lenders upon default by CCC, Citadel and CLI under the relevant loan documents.

         Nothing in this Agreement will constitute an assignment or transfer or an attempted assignment or transfer of any Assigned Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         6.12 Further Information. Furnish to Citadel prior to the Closing such financial (including tax), legal and other information with respect to Sellers and the Stations as Citadel or its authorized representatives may from time to time reasonably request.

         6.13 Notice. Promptly notify CCC, Citadel and CLI in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Sellers or Stockholder set forth in this Agreement.

         6.14 Phase I Site Assessments. Perform or commission Phase I Site Assessments of the Real Property and such other studies, tests or reports of the Real Property and Leaseholds as Citadel or its lenders may reasonably require, and provide copies of the written report for such assessments, studies, tests and reports to Citadel promptly upon such reports becoming available to Sellers. Such assessments, studies, tests and reports shall be performed by an environmental company reasonably acceptable to Citadel and its lenders. The cost and expense of all such assessments, studies, tests and reports shall be split equally between Sellers, on the one hand, and Citadel, on the other; provided, however, that the entire cost and expense of any required Phase II Site Assessment shall be borne by Sellers. If any of the assessments, studies, tests or reports (collectively, "Environmental Reports") indicate that any Real Property contains one or more conditions of Environmental Noncompliance, Sellers shall promptly commence such remedial action to cure the conditions as may be required by applicable Environmental Laws and as may be reasonably necessary to allow for the intended use of the Real Property in a manner that protects the public health and safety, and Sellers shall, unless otherwise agreed to by Citadel, complete such remedial action prior to Closing.

         6.15 Title Insurance and Surveys. Prior to Closing, Sellers shall cause each parcel of the Real Property to be surveyed by a registered professional surveyor (who shall be reasonably acceptable to Citadel) and Sellers shall cause ALTA surveys (which shall be in form satisfactory to remove the standard survey exception from the Owner's and Mortgagee's title insurance policies) to be delivered to Citadel at least 10 days prior to Closing. The cost and expense of all such surveys shall be split equally between Sellers, on the one hand, and Citadel, on the other. In addition, Sellers shall cooperate with Citadel in obtaining, at or prior to Closing, title insurance on the Real Property from a nationally recognized title insurance company acceptable to Citadel and its lenders in their reasonable judgment. Not later than 30 days prior to Closing, Sellers shall furnish to such title insurance company such documentation as may be reasonably required by it to issue extended Owner's and Mortgagee's title insurance policies which shall additionally be without exception as to the capacity, authority and execution of instruments by Sellers.

         6.16 Transfer Taxes and Expenses. Any and all realty transfer taxes and documentary stamps payable to the State of Michigan or any other governmental entity in connection with the transfer of the Real Property shall be shared equally and paid in equal parts by Sellers, on the one hand, and Citadel, on the other. Sellers shall be responsible for the cost of (a) deed preparation, (b) all matters of title clearance and (c) any necessary subdivision or lot-split. Citadel shall be responsible for the cost of (a) recording the deeds and (b) title insurance premiums.


                                    SECTION 7

                          NEGATIVE COVENANTS OF SELLERS

         From and after the date of this Agreement and until the Closing, Sellers jointly and severally covenant and agree not to take, or not to cause to be taken, any of the following actions without Citadel's prior approval, which may not be unreasonably withheld:

         7.1 Sales, Transfers and Liens. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Purchased Assets, except in the ordinary course of business, which do not materially interfere with the operations of the Stations, and which in the case of a sale, transfer or assignment, is replaced with an asset of equal or greater value, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing.

         7.2 Assumed Obligations. Amend, terminate or renew any of the Assumed Obligations (including any renewal or termination resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal or termination as required by the terms of any of the Assumed Obligations).

         7.3 Breaches, Defaults. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it or them in any respect that would have a material adverse effect on the Purchased Assets or the business operations of the Stations as presently conducted.

         7.4 Obligations. Incur any Obligations except in the ordinary course of business in a manner consistent with past practices.

         7.5 Salary Increases. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of Sellers except (A) in the ordinary course of business consistent with past practices or (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement.

         7.6 Non-Solicitation. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire Sellers, the Stations or WTRX in whole or in part, including without limitation an acquisition of all or substantially all of the assets of any Seller or any equity in any Seller.


                                    SECTION 8

                            COVENANTS OF STOCKHOLDER

         From and after the date of this Agreement and until the Closing, Stockholder hereby covenants and agrees with CCC, Citadel and CLI as follows:

         8.1 Compliance With Law. Stockholder shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         8.2 Notice. Stockholder shall promptly notify CCC, Citadel and CLI in writing upon the occurrence or the non-occurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Sellers or Stockholder set forth in this Agreement.

         8.3 Non-Solicitation. Stockholder shall not, directly or indirectly, solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire Sellers, the Stations or WTRX in whole or in part, including without limitation an acquisition of all or substantially all of the assets of any Seller or any equity in any Seller.

         8.4 Sellers' Covenants. Stockholder shall cause Sellers to comply with all of its covenants and agreements made in this Agreement, including without limitation those made in Sections 6 and 7.

                                    SECTION 9

                        COVENANTS OF CCC, CITADEL AND CLI

         From and after the date of this Agreement and until the Closing (except with respect to Section 9.3, which shall survive the Closing), CCC, Citadel and CLI jointly and severally covenant and agree with Sellers and Stockholder as follows:

         9.1 Compliance With Law. CCC, Citadel and CLI shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         9.2 Notice. CCC, Citadel and CLI shall promptly notify Sellers in writing upon the occurrence or the non-occurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of CCC, Citadel or CLI set forth in this Agreement.

         9.3 Accounts Receivable. Subject to Citadel's receipt from Sellers at the Closing of a list (the "Accounts Receivable List") of accounts receivable of the Stations existing as of the Closing, exclusive of Trade Receivables, if any (the "Accounts Receivable"), for a period of 120 days commencing with the Closing Date (the "Citadel Collection Period"), Citadel, as agent for Sellers, shall collect the Accounts Receivable in accordance with Citadel's normal collection processes and procedures. In no event shall Citadel be required to institute litigation or to retain third parties to institute collection procedures with respect to the Accounts Receivable. All remittances will be applied first to the oldest Accounts Receivable, unless the client asserts that a dispute exists with respect to a particular account or the client specifies the particular invoice to which the payment is to be applied, in which case the remittances shall be applied to the specific account and Citadel shall promptly notify Sellers of any dispute. Remittances collected by Citadel on behalf of Sellers shall be remitted to Sellers without offset of any kind within 10 days after the end of each calendar month during the Citadel Collection Period, and within five days after termination of the Citadel Collection Period. During the Citadel Collection Period, at Sellers' option, Sellers shall be permitted to collect the Accounts Receivable that remain outstanding after 60 days, or are disputed in writing by the relevant account debtor. Each remittance by Citadel to Sellers shall be accompanied by a written report from Citadel setting forth the aggregate amount of the Accounts Receivable and the aggregate amount of cash collections of such Accounts Receivable during the period for which payment is made, along with a breakdown by account debtor and details of any credits or adjustments taken or asserted by any account debtor. At the end of the Citadel Collection Period, Citadel shall account for all collected Accounts Receivable and provide Sellers with all documentation related to uncollected Accounts Receivable, and Citadel shall have no further responsibilities with respect to any uncollected Accounts Receivables except to remit promptly to Sellers any amounts subsequently received by Citadel. Citadel shall have no obligation with respect to any Accounts Receivable it is unable to collect. After the end of the Citadel Collection Period, Sellers shall be entitled to collect any Accounts Receivable that remain uncollected.

         9.4 SEC Filings. CCC shall provide LBI with copies of all documents filed by CCC with the SEC under the Exchange Act promptly after such filing.


                                   SECTION 10

                       ADDITIONAL COVENANTS OF THE PARTIES

         10.1 Application for Transfer of Control. As promptly as practicable after the date of this Agreement, and in no event later than 10 business days after the date of this Agreement, Sellers, Citadel and CLI shall file an application with the FCC (the "FCC Application") requesting FCC consent to assignment of the licenses for the Stations from LBI and Rainbow to Citadel or CLI (the "FCC Approval"). The parties agree that they shall prosecute the FCC Application (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. Sellers, Citadel and CLI shall each take all necessary actions on its part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Application, and Sellers shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). All other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Application shall be paid by the party incurring the cost or expense.

         10.2 Adjustments at Closing. Without duplication, the following items (in addition to similar items which are customarily prorated) shall be prorated between Citadel and Sellers through and including the Closing Date, and the Purchase Price appropriately increased or decreased as a result thereof:

                  (a) Amounts payable under the Real Property Leases and the Assigned Contracts;

                  (b) Power, utility and telephone charges incurred in connection with the Stations;

                  (c) Accrued taxes existing as of the Closing; and

                  (d) FCC and HSR filing fees, as provided in Sections 10.1 and 10.6, respectively.

Proration of real and personal property taxes shall be based upon the most recent assessments available and shall be prorated based upon the calendar year method. Each of the parties shall duly cooperate with the other in making the foregoing prorations, adjustments and payments. If, for any reason beyond the reasonable control of the parties, information necessary to calculate the required prorations is unavailable before the Closing Date, such item shall be prorated after the Closing Date as soon as such information is available, and Sellers and Citadel shall cooperate with each other in regard thereto and shall pay, each to the other, any amounts which may be owing as a result of such subsequent prorations. If, at any time after the Closing Date, errors are discovered in any prorations made pursuant to this Section 10.2, Sellers and Citadel shall correct such errors and pay, each to the other, any sums owing as a result of such correction. All prorations to the extent feasible shall be made on the Closing Date.

         10.3 Brokerage. Sellers, Stockholder, Citadel and CLI represent and warrant to each other that no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. Sellers, Stockholder, Citadel and CLI shall each indemnify and hold harmless the other for any and all claims or expenses, including attorneys' fees, asserted by any Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         10.4 Risk of Loss. If any loss or damage to any of the Purchased Assets occurs prior to the Closing (i) which has a material adverse effect on the Stations and (ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by Sellers at their sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Purchase Price to reflect the diminution in value of the Stations attributable to the impairment of such assets.

         10.5 Actions With FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Application or otherwise), such party shall promptly notify the other party hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         10.6 HSR Filing. As promptly as practicable after the date of this Agreement, and in no event later than 10 business days after the date of this Agreement, the parties hereto shall complete and submit any filing that may be required pursuant to the HSR Act (the "HSR Filing"). The parties hereto shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act. The parties hereto shall use their best efforts to resolve objections, if any, that may be asserted under the HSR Act or any other antitrust law in connection with the transactions contemplated hereby. Citadel shall advance the filing fee applicable to any HSR Filing, and Sellers shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). All other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR Filing shall be paid by the party incurring the cost or expense.

         10.7 Confidentiality. Each of the parties hereto will hold in confidence, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold in confidence, all non-public information received from another party hereto (collectively, "Confidential Information "); provided, however, that the term "Confidential Information" does not include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party hereto which received such information (the "Recipient")), (b) was available to the Recipient from a source other than the other parties hereto or (c) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement. The obligation to keep Confidential Information confidential shall not apply to any information that is required to be disclosed pursuant to any court action or any proceeding before a Governmental Authority. In the event this Agreement is terminated for any reason, each party hereto, upon the request of another party hereto, shall promptly return to the requesting party all copies of Confidential Information in its possession and shall destroy all analysis, studies and documents prepared by it which contain any Confidential Information.

         10.8 Cooperation. During the seven-year period immediately following the Closing, Citadel shall cooperate with Sellers in providing Sellers all information reasonably requested and permitting Sellers access to all records relating to the period of ownership of the Stations by Sellers prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by Sellers. Sellers, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance acceptable to Citadel in its reasonable discretion. Notwithstanding the foregoing, Citadel may discard any such records during such seven-year period if (i) Citadel notifies Sellers of Citadel's intent to discard such records and (ii) Sellers do not, within 10 days after receipt of such notice, retrieve such records from Citadel's premises.

         10.9 Public Announcements. CCC, Citadel and CLI, on the one hand, and Sellers and Stockholder, on the other, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, if any, shall be in the form heretofore agreed to by the parties.

         10.10 No Inconsistent Action. No party hereto shall take any action (a) inconsistent with its obligations under this Agreement or (b) that would hinder or delay the consummation of the transactions contemplated by this Agreement.

         10.11 Audited Financial Statements. Sellers and Stockholder recognize that Citadel and CCC are public reporting companies and agree that Citadel shall be entitled at its expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the SEC, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Citadel and CCC as public reporting companies or registrants. Sellers and Stockholder agree to cooperate with Citadel and the auditing accountants as reasonably required by Citadel in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by GAAP.

         10.12 Election of Stockholder to Boards. On or prior to the Closing Date, CCC and Citadel shall take all action necessary (a) to cause the Board of Directors of each of CCC and

Citadel to be expanded to six members and (b) to elect Stockholder to the Board of Directors of each of CCC and Citadel, such election to be effective immediately after the Closing.

         10.13 Negotiation with Jensen. Prior to the Closing, Citadel shall negotiate in good faith with James Jensen regarding his role in assisting Citadel after the Closing in connection with the consolidation of Citadel's operations in certain of its markets.

         10.14. New Saginaw Facility. Prior to the Closing, Sellers shall complete, at their sole cost and expense, the construction of the new studio/office facility located at 1674 Champagne Drive North, Saginaw, Michigan (the "New Saginaw Facility"), all in a manner so as to be (a) in compliance with all laws, statutes, regulations, codes, permits and ordinances relating to or affecting such construction, structure or real property location and (b) in accordance with all existing plans, specifications, construction contracts and budgets. The New Saginaw Facility shall constitute, for all purposes, Real Property hereunder.

         10.15 Use of Corporate Office Space. For up to one year after the Closing, Sellers shall be permitted to use, free of charge, a reasonable amount of office space (not to exceed the space currently occupied by Sellers for their administrative offices) within the corporate offices located at 3200 Pine Tree Drive, Lansing, Michigan and included in the Real Property, so long as (a) such use by Sellers (i) does not interfere with, disrupt or adversely affect the operations of Citadel thereat and (ii) complies with all applicable laws; and
(b) Citadel does not incur material out-of-pocket expenses as a result of such use.

         10.16 Lansing Property Subdivision. On or prior to the Closing Date, the Lansing Property shall be subdivided into two parcels as follows (the "Lansing Property Subdivision"): (a) the first parcel shall constitute, for all purposes, Real Property hereunder and shall consist of approximately five acres, which shall include all portions of the Lansing Property which are currently used in the operation of the Stations (including without limitation (i) the parcel on which the approximately 700' tower is located, including the guy wires and anchors (except that, with respect to one such guy wire and anchor, a perpetual, royalty-free, transferable easement, in form and substance reasonably acceptable to Citadel, shall be granted by New Tower to Citadel for the use, maintenance, repair and replacement of such guy wire and anchor), and (ii) a perpetual, royalty-free, transferable easement for ingress/egress to the parcel referenced in clause (i) above); and (b) the second parcel shall constitute, for all purposes, an Excluded Asset hereunder and shall consist of the remainder of the Lansing Property. Sellers shall effect the Lansing Property Subdivision at their sole cost and expenses and in accordance with all applicable laws, statutes, regulations, codes, permits and ordinances. All actions necessary to effect the Lansing Property Subdivision, including without limitation determining the precise size and location of the parcels to be subdivided, obtaining surveys and making all required filings, shall require the prior consent of Citadel, which shall not be unreasonably withheld.

         10.17 Proposed Acquisition. Rainbow is a party to a Time Brokerage Agreement dated as of October 2, 1999 (the "WTRX TBA") with David Lee Communications, Inc. (the "WTRX Owner"), pursuant to which Rainbow is providing various services to the WTRX Owner relating to radio station WTRX(AM) serving the Flint, Michigan market ("WTRX"). Rainbow and the WTRX Owner are contemplating entering into an asset purchase agreement pursuant to which

Rainbow would agree to buy substantially all of the assets owned by the WTRX Owner and used in the operation of WTRX, and New Tower and David Lee Schuehrer are contemplating entering into a real estate purchase agreement pursuant to which New Tower would agree to buy the real property owned by David Lee Schuehrer and used in the operation of WTRX (collectively, the "Definitive WTRX Agreements"). In connection with the acquisitions contemplated by the Definitive WTRX Agreements (collectively, the "Proposed Acquisition"), Rainbow and New Tower have made, and will continue to make, expenditures on legal fees, other transaction expenses and expenses (net of revenue) incurred under the WTRX TBA (collectively, "Acquisition Expenses"). From and after the date hereof and until the Closing, Rainbow and New Tower shall use their best efforts to enter into the Definitive WTRX Agreements and to consummate the Proposed Acquisition in accordance with terms of the Definitive WTRX Agreements; provided, however, that all such actions shall be taken by Rainbow and New Tower only with the prior consent of Citadel or at Citadel's direction.

                  (a) In the event the Definitive WTRX Agreements have not been entered into prior to the Closing, (i) the WTRX TBA shall be an Assigned Contract hereunder and (ii) subject to Citadel's receipt of substantiating documentation, Citadel shall reimburse Seller for all Acquisition Expenses incurred by Seller up to the Closing (but in no event shall such reimbursement exceed $100,000).

                  (b) In the event the Proposed Acquisition has not been consummated prior to the Closing, (i) the WTRX TBA and the Definitive WTRX Agreements shall each be an Assigned Contract hereunder (provided, however, that Citadel's monetary obligations under the Definitive WTRX Agreements after the Closing shall not exceed the difference between $600,000 and the aggregate amount of Citadel's reimbursement pursuant to clause (ii) of this Section 10.17(b)) and (ii) subject to Citadel's receipt of substantiating documentation, Citadel shall reimburse Rainbow and New Tower for all Acquisition Expenses incurred by them up to the Closing (but in no event shall such reimbursement exceed $100,000).

                  (c) In the event the Proposed Acquisition has been consummated prior to the Closing, (i) the Definitive WTRX Agreements shall each be an Assigned Contract hereunder, (ii) the Purchase Price shall be increased by an amount (which shall in no event exceed $600,000) equal to the sum of (x) the purchase price paid by Rainbow and New Tower to the WTRX Owner and David Schuehrer, respectively, under the Definitive WTRX Agreements and (y) subject to Citadel's receipt of substantiating documentation, the sum of all Acquisition Expenses incurred by Rainbow and New Tower up to the Closing, and (iii) from and after the date on which the Proposed Acquisition is consummated, the terms "Stations" and "Purchased Assets" shall include, respectively, WTRX and all of the assets relating thereto.

                  (d) Rainbow and New Tower shall use their best efforts (i) to consummate the Proposed Acquisition in accordance with and subject to the terms and conditions of the Definitive WTRX Agreements, without waiving any material rights or materially increasing any of their obligations thereunder, and (ii) to take all actions as may be reasonably requested by Citadel after the Closing to facilitate and assist Citadel in consummating the Proposed Acquisition after the Closing (if it was not consummated prior to the Closing) and in enforcing all of the rights of Citadel, as assignee of Rainbow and New Tower, under the Definitive WTRX Agreements after the Closing.

         10.18 Donald H. Layman. During the 90-day period following the Closing, Donald H. Layman shall remain an employee of LBI, and LBI shall cause him to provide to Citadel, on a consulting basis, assistance with the transition to Citadel of the ownership and operation of the Stations. Citadel shall reimburse LBI, on a monthly basis during such 90-day period, for one-half of the reasonable wages paid by LBI to Mr. Layman during such period.

         10.19 Stay Bonuses. Sellers have agreed, or will agree, to pay certain of their employees "stay" bonuses, in an aggregate amount not to exceed $124,000, if such employees remain employees of Sellers until the Closing. Citadel shall reimburse Sellers, within 30 days after the Closing, for one-half of such bonuses actually paid by Sellers (but in no event shall such reimbursement exceed $62,000 in the aggregate).


                                   SECTION 11

                                   THE CLOSING

         11.1 Closing Date. The Closing shall occur on a date mutually selected by Sellers and Citadel which is within 10 business days following the later of
(i) the date on which the FCC Approval has become a Final Order or (ii) the date on which all applicable waiting periods under the HSR Act have expired or been terminated. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "Closing Date") at the offices of Eckert Seamans Cherin & Mellott, LLC in Pittsburgh, Pennsylvania, or at such place and time as the parties may mutually agree.

         11.2 Closing Documents. At the Closing:

                  (a) Sellers and Stockholder shall deliver to CCC, Citadel and CLI all certificates, consents (including any third party consents required as to the Assumed Obligations), estoppels and other documents (including bills of sale, general warranty deeds, assignments and the Letter of Credit) otherwise required to be delivered by Sellers and Stockholder pursuant to this Agreement or as a condition precedent to CCC's, Citadel's and CLI's fulfillment of their obligations hereunder.

                  (b) Citadel shall deliver to Sellers and Stockholder the following:

                           (i) the Purchase Price as required by the provisions
of this Agreement; and

                           (ii) all certificates and other documents (including
an assumption agreement relating to the Assumed Obligations) required to be delivered by CCC, Citadel and CLI to Sellers and Stockholder pursuant to this Agreement or as a condition precedent to Sellers' and Stockholder's fulfillment of their obligations under this Agreement.

                                   SECTION 12

          CONDITIONS TO SELLERS' AND STOCKHOLDER'S OBLIGATION TO CLOSE

         The obligation of Sellers and Stockholder to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Sellers and Stockholder in their sole discretion (other than those set forth in Sections
12.7 and 12.8):

         12.1 Opinion of CCC's, Citadel's and CLI's Counsel. Sellers and Stockholder shall have received an opinion of counsel for CCC, Citadel and CLI, dated the date of the Closing, in form and substance reasonably satisfactory to Sellers and Stockholder, to the effect that:

                  (a) Each of CCC, Citadel and CLI is a corporation validly existing and in good standing under the laws of the State of Nevada.

                  (b) Citadel is duly qualified to do business as a foreign corporation in, and is in good standing under the laws, of the State of Michigan.

                  (c) Each of CCC, Citadel and CLI has the corporate power and authority to execute and deliver this Agreement and each of the other documents and instruments required to be executed or delivered by CCC, Citadel and CLI in connection with the transactions contemplated hereby (collectively with this Agreement, the "Citadel Transaction Documents") and to perform its obligations hereunder and thereunder.

                  (d) Each of CCC, Citadel and CLI has duly authorized, by all necessary corporate action, the execution and delivery of the Citadel Transaction Documents to which it is a party and the performance of its obligations thereunder.

                  (e) Each of the Citadel Transaction Documents has been duly executed and delivered by CCC, Citadel and CLI (to the extent a party thereto), and constitutes a valid and binding obligation of CCC, Citadel and CLI (to the extent a party thereto), enforceable against each of them in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (f) Neither the execution and delivery of the Citadel Transaction Documents by CCC, Citadel or CLI, nor the consummation of the transactions contemplated thereby by CCC, Citadel or CLI, (i) violates or will violate any provision of the Articles of Incorporation or Bylaws of CCC, Citadel or CLI; (ii) violates or will violate any law, rule or regulation or, to the knowledge of such counsel, any writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (iii) to the knowledge of such counsel, violates or will violate, or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under, or results or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which CCC, Citadel or CLI is a party or by which CCC, Citadel, CLI or any of the assets of CCC, Citadel or CLI is bound and which is set forth on Citadel's Disclosure Schedule.

                  (g) The issuance of CCC Stock as part of the Purchase Price has been duly authorized by all necessary action on the part of CCC. The CCC Stock, when issued to LBI as part of the Purchase Price, will be validly issued, fully paid and non-assessable. The CCC Stock, when issued, will be free and clear of all Liens and restrictions, other than Liens that might have been created or suffered solely by the holders thereof, and restrictions on transfer imposed by the Securities Act or applicable state securities laws or pursuant to this Agreement.

Nothing contained in this Section 12.1 shall require an opinion by such counsel with respect to FCC matters.

         12.2 Representations, Warranties and Covenants. The representations and warranties of CCC, Citadel and CLI contained herein shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the time or times specified), and CCC, Citadel and CLI shall have complied with all of their respective covenants and agreements contained herein which were to be complied with at or prior to the Closing; and CCC, Citadel and CLI shall have delivered to Sellers and Stockholder a certificate to that effect, dated the Closing Date, signed by an officer of CCC, Citadel and CLI.

         12.3 No Litigation. No injunction relating to any action, suit or proceeding against any Seller or Stockholder relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         12.4 Other Certificates. Sellers and Stockholder shall have received certificates as to the good standing of Citadel in the States of Nevada and Michigan and of each of CCC and CLI in the State of Nevada, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance satisfactory to Sellers and Stockholder, as Sellers and Stockholder shall have reasonably requested in connection with the transactions contemplated hereby.

         12.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by CCC, Citadel and CLI of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by CCC, Citadel and CLI, and CCC, Citadel and CLI shall have delivered to Sellers and Stockholder certified copies of the resolutions of CCC's, Citadel's and CLI's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         12.6 Acts to be Performed. Each of the covenants, acts and undertakings of CCC, Citadel and CLI to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         12.7 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         12.8 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   SECTION 13

          CONDITIONS TO CCC'S, CITADEL'S AND CLI'S OBLIGATION TO CLOSE

         The obligation of CCC, Citadel and CLI to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by CCC, Citadel and CLI in their sole discretion (other than those set forth in Sections 13.9 and 13.10):

         13.1 Opinion of Sellers' and Stockholder's Counsel. CCC, Citadel and CLI shall have received an opinion of counsel for Sellers and Stockholder, dated the date of the Closing, in form and substance reasonably satisfactory to CCC, Citadel and CLI, to the effect that:

                  (a) Each of LBI and New Tower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

                  (b) Each of Rainbow and LLJ is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.
`
                  (c) Each Seller has the corporate or limited liability company (as applicable) power and authority to own its assets and properties and to conduct the Business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business in the manner and in the locations presently owned and conducted.

                  (d) Each Seller has the corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each of the other documents and instruments required to be executed or delivered by such Seller in connection with the transactions contemplated hereby (collectively with this Agreement, the "Sellers Transaction Documents") and to perform its obligations hereunder and thereunder.

                  (e) Each Seller has duly authorized, by all necessary corporate or limited liability company (as applicable) action, the execution and delivery of the Sellers Transaction Documents and the performance of its obligations thereunder.

                  (f) Each of the Sellers Transaction Documents has been duly executed and delivered by Sellers and Stockholder (to the extent a party thereto), and constitutes a valid and binding obligation of Sellers and Stockholder (to the extent a party thereto), enforceable against Sellers and Stockholder (to the extent a party thereto) in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (g) Neither the execution and delivery of the Sellers Transaction Documents by Sellers or Stockholder, nor the consummation of the transactions contemplated thereby by Sellers or Stockholder, (i) violates or will violate any provision of the organizational documents of any Seller; (ii) violates or will violate any law, rule or regulation or, to the knowledge of such counsel, any writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (iii) to the knowledge of such counsel, violates or will violate or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which any Seller or Stockholder is a party or by which any Seller, Stockholder or any of the assets of any Seller or Stockholder is bound and which is set forth on Sellers' Disclosure Schedule. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed on Sellers' Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Sellers and Stockholder in connection with the execution and delivery of the Sellers Transaction Documents and the consummation of the transactions contemplated thereby.

                  (h) To the knowledge of such counsel, except as disclosed on Sellers' Disclosure Schedule, there are no claims, disputes, actions, suits or proceedings pending or threatened against Sellers or the Stations.

Nothing contained in this Section 13.1 shall require an opinion of such counsel with respect to FCC matters.

         13.2 Representations, Warranties and Covenants. The representations and warranties of Sellers and Stockholder contained herein shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the time or times specified), and Sellers and Stockholder shall have complied with all of their respective covenants and agreements contained herein which were to be complied with at or prior to the Closing; and Sellers and Stockholder shall have delivered to CCC, Citadel and CLI a certificate to that effect, dated the Closing Date, signed by an officer of each Seller and by Stockholder.

         13.3 No Litigation. No injunction relating to any action, suit or proceeding against any Seller, Stockholder, CCC, Citadel or CLI relating to the consummation of any of the transactions contemplated by this Agreement shall have been issued.

         13.4 Other Certificates. CCC, Citadel and CLI shall have received a certificate as to the good standing of each of LBI and New Tower as a corporation in the State of Michigan and as to the good standing of each of Rainbow and LLJ as a limited liability company in the State of Michigan, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents customary for transactions of the nature provided for in this Agreement, in form and substance reasonably satisfactory to CCC, Citadel and CLI, as CCC, Citadel and CLI shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         13.5 Authorizing Action. All action necessary to authorize the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by each Seller, and Sellers shall have delivered to CCC, Citadel and CLI certified copies of the resolutions of the stockholders and board of directors of each of LBI and New Tower, and of the members of each of Rainbow and LLJ, authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         13.6 Acts to be Performed. Each of the covenants, acts and undertakings of Sellers and Stockholder to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         13.7 Lien Searches. Sellers shall have delivered to CCC, Citadel and CLI lien (including UCC and tax) and judgment (including litigation) searches from the appropriate county and state agencies showing all Liens on the Purchased Assets, which searches shall be conducted not more than 30 days prior to the Closing. Such searches shall include the names of each Seller, the call letters of the Stations, predecessors of any of the foregoing during the past five years and any other names under which each Seller has done business during the past five years. Sellers may cause such searches to be prepared by a third party, in which case Sellers shall not be responsible for any inaccuracies in such lien searches unless Sellers have actual knowledge of their inaccuracy. Notwithstanding the foregoing, Sellers and Stockholder shall remain responsible for satisfying any Lien on the Purchased Assets even if such searches are inaccurate.

         13.8 Filings, Consents, Approvals and Estoppel Certificates. All filings, consents, approvals and estoppel certificates required by or reasonably requested by CCC, Citadel and CLI pursuant to this Agreement, or necessary to consummate the transactions contemplated by this Agreement, shall have been obtained.

         13.9 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         13.10 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   SECTION 14

                                 INDEMNIFICATION

         14.1 Indemnification by Sellers and Stockholder. Subject to the limitations and procedures set forth in this Section 14, Sellers and Stockholder shall jointly and severally indemnify and hold harmless CCC, Citadel and CLI from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by CCC, Citadel and CLI, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of Sellers or Stockholder in this Agreement; (b) the breach of any of the representations or warranties made by Sellers or Stockholder in this Agreement; or (c) the operation of the Stations prior to the Closing.

         14.2 Indemnification by CCC, Citadel and CLI. Subject to the limitations and procedures set forth in this Section 14, CCC, Citadel and CLI shall jointly and severally indemnify and hold harmless Sellers and Stockholder from and against any and all Damages which are sustained or incurred by Sellers and Stockholder, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of CCC, Citadel or CLI in this Agreement; (b) the breach of any of the representations or warranties made by CCC, Citadel or CLI in this Agreement; or (c) the operation of the Stations by Citadel and CLI following the Closing (except to the extent such Damages relate to matters covered by Section 14.1).

         14.3 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 14 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         14.4 Survival.

                  (a) Sellers and Stockholder. Each of the representations and warranties made by Sellers and Stockholder in this Agreement shall survive for a period of 24 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of CCC, Citadel and CLI, and upon the expiration of such 24-month period such representations and warranties shall expire except as follows: (i) the representations and warranties contained in Sections 4.6 and
4.11 shall expire at the time the period of limitations expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties contained in Sections 4.16 and 4.17 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representation or warranty relates; and (iii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.8(a) and 4.8(f)(ii) shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by CCC, Citadel or CLI against Sellers, Stockholder or their successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

                  (b) CCC, Citadel and CLI. Each of the representations and warranties made by CCC, Citadel and CLI in this Agreement shall survive for a period of 24 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Sellers and Stockholder, and upon the expiration of such 24-month period such representations and warranties shall expire, except that the representations and warranties contained in Sections 5.1, 5.2 and 5.3 shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Sellers or Stockholder against CCC, Citadel, CLI or their successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

         14.5 Limitation of Sellers' and Stockholder's Liability.
Notwithstanding anything in this Agreement to the contrary, Sellers' and Stockholder's obligation to indemnify CCC, Citadel and CLI shall be subject to the following:

                  (a) Threshold. CCC, Citadel and CLI shall not be entitled to recover Damages pursuant to clause (b) of Section 14.1 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 4.1, 4.2, 4.3, 4.6, 4.8(a) and 4.8(f)(ii)) until the aggregate of all such Damages suffered by CCC, Citadel and CLI exceeds $100,000 (the "Threshold"); provided, however, that once such aggregate exceeds the Threshold, CCC, Citadel and CLI may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. CCC, Citadel and CLI shall not be entitled to recover Damages pursuant to Section 14.1 in excess of the Purchase Price.

                  (c) Exclusive Remedy. Except as provided in Section 15 and except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Sellers or Stockholder, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of CCC, Citadel and CLI with respect to any legal, equitable or other claim for relief based upon this Agreement or arising hereunder.

                  (d) Exceptions. The limitations set forth in this Section 14.5 shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Sellers and Stockholder, nor shall there be any survival limitation for any such claim except as provided by applicable law.

         14.6 Limitation of CCC's, Citadel's and CLI's Liability.
Notwithstanding anything in this Agreement to the contrary, CCC's, Citadel's and CLI's obligation to indemnify Sellers and Stockholder shall be subject to the following:

                  (a) Threshold. Sellers and Stockholder shall not be entitled to recover Damages pursuant to clause (b) of Section 14.2 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 5.1, 5.2 and 5.3) until the aggregate of all such Damages suffered by Sellers and Stockholder exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, Sellers and Stockholder may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. Sellers and Stockholder shall not be entitled to recover Damages pursuant to Section 14.2 in excess of the Purchase Price.

                  (c) Exclusive Remedy. Except as provided in Section 15 and except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of CCC, Citadel or CLI, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of Sellers and Stockholder with respect to any legal, equitable or other claim for relief based upon this Agreement or arising hereunder.

                  (d) Exceptions. The limitations set forth in this Section 14.6 shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of CCC, Citadel or CLI, nor shall there be any survival limitation for any such claim except as provided by applicable law.

                                   SECTION 15

                  TERMINATION OF AGREEMENT; ADDITIONAL REMEDIES

         15.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

                  (a) by mutual written consent of Citadel, CLI, Sellers and Stockholder;

                  (b) by either Citadel and CLI, on the one hand, or Sellers and Stockholder, on the other, upon providing written notice to the other party at any time after the date which is 12 months after the date of this Agreement if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

                  (c) by CCC, Citadel and CLI, upon providing written notice to Sellers and Stockholder, if as of the time set for Closing any of the conditions in Section 13 (except Sections 13.9 and 13.10) has not been satisfied or waived by CCC, Citadel and CLI in writing, provided CCC, Citadel and CLI are not then in material breach of this Agreement;

                  (d) by Sellers and Stockholder, upon providing written notice to CCC, Citadel and CLI, if as of the time set for Closing any of the conditions in Section 12 (except Sections 12.7 and 12.8) has not been satisfied or waived by Sellers and Stockholder in writing, provided Sellers and Stockholder are not then in material breach of this Agreement;

                  (e) by Sellers and Stockholder, upon providing written notice to CCC, Citadel and CLI, if CCC, Citadel or CLI fails to consummate the transactions contemplated hereunder after all conditions in Section 13 have been satisfied, provided Sellers and Stockholder are not then in material breach of this Agreement;

                  (f) by CCC, Citadel and CLI, upon providing written notice to Sellers and Stockholder, if Sellers and Stockholder fail to consummate the transactions contemplated hereunder after all conditions in Section 12 have been satisfied, provided CCC, Citadel and CLI are not then in material breach of this Agreement;

                  (g) subject to Section 10.1, by either party upon denial by the FCC of the FCC Application; and

                  (h) by either party if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable (provided that such party is not then in material breach of this Agreement).

         15.2 Additional Remedies.

                  (a) In the event of the termination of this Agreement by Sellers and Stockholder pursuant to Section 15.1(d) or 15.1(e) (any such event being a "Draw Condition"), Sellers and Stockholder shall be entitled to draw upon and receive the proceeds of the Letter of Credit, but shall not retain any rights to recover any actual damages they suffer as a result of such termination and the breach relating to such damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 15.1, Citadel shall be entitled to a return of, and LBI shall return to Citadel, the original Letter of Credit.

                  (b) The parties recognize and agree that CCC, Citadel and CLI have relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the rights and benefits conferred upon CCC, Citadel and CLI herein are unique, and that damages may not be adequate to compensate CCC, Citadel and CLI in the event any Seller or Stockholder improperly refuse to consummate the transactions contemplated hereunder. The parties therefore agree that CCC, Citadel and CLI shall be entitled, at their option and in lieu of terminating this Agreement pursuant to
Section 15.1, to have this Agreement specifically enforced by a court of competent jurisdiction; provided, however, that CCC, Citadel and CLI may not specifically enforce this Agreement if they have previously terminated this Agreement and received the original Letter of Credit.


                                   SECTION 16

                             SECURITIES LAW MATTERS

         16.1 Investor Representations. In connection with the issuance of shares of CCC Stock to LBI as a portion of the Purchase Price, LBI makes the following representations and warranties to CCC, Citadel and CLI, as of the date of this Agreement and as of the Closing Date:

                  (a) LBI (i) will acquire and hold the CCC Stock solely for its own account, as principal, for investment purposes only, and not with a view to or for resale, distribution or fractionalization of all or any part of the CCC Stock and (ii) has no present intention, agreement or arrangement to divide its participation with others or to resell, assign, transfer or otherwise dispose of all or any part of the CCC Stock.

                  (b) In making its decision to receive the CCC Stock as a portion of the Purchase Price, LBI has evaluated the risk of investing in the CCC Stock and is acquiring the CCC Stock based only upon its independent examination and judgment as to the prospects of CCC as determined from information obtained directly by LBI from CCC or Affiliates thereof. LBI acknowledges receipt of all information requested of CCC and Affiliates thereof. The CCC Stock was not offered to LBI by means of publicly disseminated advertisements or sales literature.

                  (c) LBI has been given the opportunity (i) to ask questions of, and receive answers from, CCC and its Affiliates concerning the terms and conditions of the issuance of the

CCC Stock and other matters pertaining to this investment and all such questions have been answered to the satisfaction of LBI; and (ii) to obtain such additional information necessary to verify the accuracy of the information or materials provided to LBI, except such information which CCC has indicated it either does not possess and cannot acquire without unreasonable effort or expense or which is proprietary and confidential.

                  (d) LBI is an "accredited investor," as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act.

                  (e) The principal place of business of LBI is located in the State of Michigan, and LBI does not have a present intention of altering the state of the location of its principal place of business.

         16.2 Disposition of Shares. LBI represents and warrants that the CCC Stock is being acquired and will be acquired for its own account and will not be sold or otherwise disposed of except pursuant to (i) an exemption or exclusion from the registration requirements under the Securities Act, which does not require the filing by CCC with the SEC of any registration statement, offering circular or other document, in which case LBI shall first supply to CCC an opinion of counsel (which opinion of counsel shall be satisfactory to CCC) that such exemption or exclusion is available, or (ii) a registration statement filed by CCC with the SEC under the Securities Act (which LBI acknowledges CCC is not obligated to file).

         16.3 Legend. The certificate for the CCC Stock received by LBI shall bear the following legend:

                  The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or qualified under any applicable state securities laws. They have been acquired for investment and not with a view to distribution thereof within the meaning of the Act and regulations thereunder. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred unless
                  (a) there is an effective registration statement under the Act and applicable state securities laws covering such transaction involving said securities, (b) this Corporation receives an opinion of counsel for the holder of these securities (concurred in by legal counsel for this Corporation) stating that such transaction is exempt from registration or this Corporation is otherwise satisfied that such transaction is exempt from registration, or (c) these securities are sold pursuant to Rule 144 of the Act.

and CCC may, unless a registration statement covering such shares is in effect, place stop transfer orders with its transfer agents with respect to such certificates.

         16.4 Registration Rights for CCC Stock. CCC will utilize its reasonable best efforts either, at CCC's option, (a) to take all action necessary to amend the Third Amended and Restated Registration Rights Agreement dated June 28, 1996, as amended, among CCC and various of its stockholders to provide to LBI the rights of a holder of registrable shares thereunder, including "piggyback" registration rights as provided therein, or
(b) to cause, no later than 90 days following the Closing Date, a registration statement to be filed under the Securities Act or an existing registration statement to be amended for the purpose of registering the CCC Stock for resale and to have such registration statement become effective as soon as is reasonably practicable.


                                   SECTION 17

                                     GENERAL

         17.1 Survival of Representations and Warranties. Each representation and warranty herein contained shall survive the Closing as provided in Section 14.4, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         17.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Michigan.

         17.3 Notices. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

         To CCC, Citadel          Citadel Broadcasting Company
         or CLI:                  City Center West
                                  7201 West Lake Mead Blvd.
                                  Suite 400
                                  Las Vegas, NV  89128
                                  Attn: Donna L. Heffner
                                  Fax: (702) 804-5936

         With a copy to:          Eckert Seamans Cherin & Mellott, LLC
                                  600 Grant Street
                                  44th Floor
                                  Pittsburgh, Pennsylvania  15219
                                  Attn: Gregory A. Weingart, Esq.
                                  Fax: (412) 566-6099

         To Sellers or            Liggett Broadcast, Inc.
         Stockholder:             3420 Pine Tree Road
                                  Lansing, MI  48911
                                  Attn: Robert G. Liggett, Jr.
                                  Fax: (313) 640-8615

         With a copy to:          Miller, Canfield, Paddock & Stone, P.L.C.
                                  One Michigan Avenue
                                  Suite 900
                                  Lansing, MI  48933-1609
                                  Attn: Michael R. Atkins, Esq.
                                  Fax: (517) 374-6304

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         17.4 Entire Agreement. This instrument supersedes all prior communications, understandings and agreements of or among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to the transactions contemplated in this Agreement.

         17.5 Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         17.6 Schedules; Exhibits. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         17.7 Expenses. Each party shall bear its own costs and expenses incurred by it in connection with the transactions pursuant to this Agreement.

         17.8 Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         17.9 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         17.10 Assignment.

                  (a) Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by Sellers or Stockholder without the prior written consent, in their sole discretion, of CCC, Citadel and CLI, or by CCC, Citadel or CLI without the prior written consent, in their sole discretion, of Sellers and Stockholder; provided, however, that (i) CLI may be merged with and into Citadel or a wholly owned subsidiary of Citadel without the consent of Sellers or Stockholder and (ii) Sellers may make an assignment as provided in Section 17.10(b). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

                  (b) CCC, Citadel and CLI hereby acknowledge and agree that Sellers may, without the consent of CCC, Citadel or CLI but with written notice to CCC, Citadel and CLI, assign all or a portion of Sellers' right to receive a portion of the cash Purchase Price to a third party for the purpose of facilitating a like-kind exchange as defined in Section 1031 of the Code; provided that (i) Sellers and Stockholder shall remain fully responsible for the fulfillment of all representations, warranties, agreements and covenants of Sellers and Stockholder under this Agreement; (ii) such assignment shall not result in any delay in consummating the transactions contemplated hereby and
(iii) CCC, Citadel and CLI shall not bear any additional costs or expenses as a result of such assignment. CCC, Citadel and CLI agree that, in the event of such an assignment, Citadel will pay, at the Closing, any assigned portion of the cash Purchase Price to the applicable assignee, as partial consideration for the transfer of all of the Purchased Assets by Sellers in accordance with the terms of this Agreement.

         17.11 Prior Control. Until the Closing, Sellers shall maintain control of the Stations.

         17.12 Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         17.13 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.


                   [Signatures appear on the following pages]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.


                                LIGGETT BROADCAST, INC.


                                By: /s/ Robert G. Liggett, Jr.
                                   ---------------------------------------------
                                   Robert G. Liggett, Jr., Chairman


                                RAINBOW RADIO, LLC

                                By: LIGGETT BROADCAST, INC. SOLE MANAGER


                                By: /s/ Robert G. Liggett, Jr.
                                   ---------------------------------------------
                                   Robert G. Liggett, Jr., Chairman


                                NEW TOWER, INC.


                                By: /s/ Robert G. Liggett, Jr.
                                   ---------------------------------------------
                                   Robert G. Liggett, Jr., President


                                LLJ REALTY, LLC


                                By: /s/ Robert G. Liggett, Jr.
                                   ---------------------------------------------
                                   Robert G. Liggett, Jr., Managing Member

                                /s/ Robert G. Liggett, Jr.
                                ------------------------------------------------
                                Robert G. Liggett, Jr., Individual


                  [Signatures continued on the following page]

                  [Signatures continued from the previous page]



                                   CITADEL COMMUNICATIONS CORPORATION


                                   By: /s/ Lawrence R. Wilson
                                      -----------------------------------------
                                   Title: Chairman and CEO
                                         --------------------------------------

                                   CITADEL BROADCASTING COMPANY


                                   By: /s/ Lawrence R. Wilson
                                      -----------------------------------------
                                   Its: Chairman and CEO
                                       ----------------------------------------


                                   CITADEL LICENSE, INC.


                                   By: /s/ Lawrence R. Wilson
                                     ------------------------------------------
                                   Its: Chairman and CEO
                                       ----------------------------------------

                         INDEX OF SCHEDULES AND EXHIBITS


Schedule 2.1        -    Asset Schedule
Schedule 2.2(f)     -    Excluded Personal Property
Schedule 2.2(g)          Excluded Real Property
Schedule 2.3        -    Assumed Obligations
Schedule 4.0        -    Sellers' Disclosure Schedule
Schedule 5.0        -    Citadel's Disclosure Schedule


Exhibit A           -    Letter of Credit